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                    [DAVIS, GRAHAM & STUBBS, LLP LETTERHEAD]

                                                                     Exhibit 5.1


                                 April 16, 1999


eSoft, Inc.
295 Interlocken Boulevard, Suite 500
Broomfield, Colorado 80021

         Re:  Registration Statement on Form S-4
              Reg. No. 333-74675

Ladies and Gentlemen:

         We have acted as counsel for eSoft, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "1933 Act"), of 1,591,365 shares of common stock, $.01 par value (the "Securities") that will be issued by the Company to stockholders of Apexx Technology, Inc., an Idaho corporation, pursuant to an Amended and Restated Agreement and Plan of Merger dated as of January 25, 1999 (the "Merger Agreement").

         This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

         We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

         The following opinions are limited solely to applicable federal law of the United States of America and the General Corporation Law of the State of Delaware. While we are not licensed to practice in the State of Delaware, we have reviewed applicable provisions of the General Corporation Law of the State of Delaware as we have deemed appropriate in connection with the opinions expressed herein. Except as described, we have neither examined nor do we express any opinion with respect to Delaware law.
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eSoft, Inc.
April 16, 1999
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         Based upon and subject to the foregoing, we are of the opinion that:

              1. The issuance and sale by the Company of the Securities, as provided in the Registration Statement and the Merger Agreement, have been duly and validly authorized by all necessary corporate action of the Company.

              2. The Securities, when issued and sold in conformity with the resolutions of the board of directors of the Company and as provided in the Registration Statement and the Merger Agreement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the heading "Legal Matters" in the Joint Proxy Statement/Prospectus included in the Registration Statement as the counsel who will pass upon the validity of the Securities. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Securities and Exchange Commission.

                                       Very truly yours,



                                       /s/ Davis, Graham & Stubbs, LLP

                                       DAVIS, GRAHAM & STUBBS, LLP